                                                                    Exhibit 99.1

November 10, 1997


RE:   NOTICE OF PROXY MAILING
      PROPOSED SALE OF THE ALBUQUERQUE, NEW MEXICO CABLE TELEVISION SYSTEM BY CABLE TV FUND 12-BCD VENTURE

Dear Registered Representative:

Cable TV Fund 12-BCD Venture - comprised of Cable TV Fund 12-B, Cable TV Fund 12-C, and Cable TV Fund 12-D - has entered into a Purchase and Sale Agreement to which it has agreed to sell its Albuquerque, New Mexico system to Jones Communications of New Mexico, Inc.

The proposed sale and the distribution of net sales proceeds are contingent upon the approval by the holders of a majority of the limited partnership interests in the three constituent partnerships, as well as the consents of governmental authorities and other third parties. Copies of the Notice and Proxy Statements are enclosed for your information. The proxy record date is October 31, 1997.

For taxable accounts, proxy materials are being sent directly to investors.  For
--------------------                                                         ---
tax-exempt accounts (IRAs and other qualified plans), proxy materials are being
-------------------
sent according to the instructions of the Trusteeswhich are the registered owners of investors' interests in these plans. Some Trustees required us to send proxy materials directly to their clients, the beneficial owners, and to accept the investors' signatures as legally sufficient to count the votes without the Trustee's counter-signature. Other Trustees required us to mail their clients' proxy materials directly to the Trustees for their handling.

THE DEADLINE FOR THE RETURN OF THE PROXY VOTE BY LIMITED PARTNERS IS DECEMBER
                                                                     --------
15, 1997, BUT WE HOPE TO HAVE ALL VOTES IN AS SOON AS POSSIBLE.
--------

If the proposed sale is consummated, the Partnerships will distribute net proceeds for each $1000 invested as shown below. A list that details the estimated distribution for each of your clients is also enclosed.

                               Albuquerque      Prior          Total
Partnership                    Sale             Distributions  Distributions
-------------                  --------------   -------------  -------------
Fund 12-B  (blue proxy)           $155            $1,798         $1,954
Fund 12-C  (yellow proxy)          763               346          1,109
Fund 12-D  (green proxy)           759               350          1,109

The Cable TV Fund 12-BCD Venture continues to own the cable televsion system serving areas in and around Palmdale and Lancaster, California. If you have any questions, please contact our Investor Services Department.

Sincerely,

Jones Intercable, Inc.
The General Partner

Enclosures